UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 18, 2005

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

One Golden Shore Drive, Long Beach, California 90802
(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

             Effective January 18, 2005, George S. Goldstein, Ph.D, who had been serving as the Company’s Executive Vice President, Health Plan Operations, and as the Company’s Chief Operating Officer, has been re-assigned. Mr. Goldstein will now serve as the Company’s Executive Vice President of Public Policy.

             Also effective January 18, 2005, Terry P. Bayer has been appointed as the Company’s Executive Vice President of Health Plan Operations, and Sheila K. Shapiro has been appointed as the Company’s Executive Vice President of Administrative Services.

             Ms. Bayer, 54, has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. From 2002 to 2004, she served as Western Division President of AccentCare. From 1997 to 2002, she served as President and Chief Operating Officer of Praxis Clinical Services. She has also served as Executive Vice President of Managed Care at Matria Healthcare, and as Regional Vice-President at Maxicare, Partners National Health Plan, a joint venture of VHA and Aetna Life Insurance Company, and Lincoln National. She holds a Juris Doctor degree from Stanford University, a Masters degree in Public Health from the University of California, Berkeley, and a Bachelor’s degree in Communication from Northwestern University.

             Ms. Shapiro, 43, has 15 years of healthcare experience, including serving as Vice President for PCS Health Systems from 1998 to 2000, Senior Vice President of Operations for Premera Blue Cross from 2000 to 2002, and as a volunteer consultant to non-profit health care organizations for Executive Service Corps of Washington from 2002 to 2003. She has also held numerous positions with PacifiCare Health Systems of Arizona and Nevada (formerly FHP, Inc.). Ms. Shapiro holds a Bachelor's degree in Business Administration from Arizona State University, and a Master's degree in Management from the University of Phoenix.

             The employment of each of Ms. Bayer and Ms. Shapiro is not subject to an employment agreement.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release issued on January 18, 2005, announcing management changes and additions.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2005	MOLINA HEALTHCARE, INC. By: /s/ Mark L. Andrews Mark L. Andrews Executive Vice President, General Counsel, and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued on January 18, 2005, announcing management changes and additions.